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                                                                 Exhibit 10.3.4



                  AGREEMENT FOR PURCHASE AND SALE OF A VESSEL

         THIS AGREEMENT FOR THE PURCHASE SALE OF A VESSEL (hereafter "Agreement") is made and entered into as of the 2nd day of August, 2000, by and between EUROPA CRUISES OF FLORIDA 1, INC., a Delaware corporation (hereinafter referred to as "Seller" or "Europa"), and Stardancer Casino, Inc., a South Carolina corporation (hereinafter referred to as the "Buyer" or "Purchaser.").


                                  WITNESSETH:

         WHEREAS, the Seller and/or its parent company, Europa Cruises Corporation, and/or its subsidiaries, own, inter alia, two vessels and other property and operate a gaming business out of Madeira Beach, Florida; and

         WHEREAS, the Seller desires to sell a single vessel, IMO number 7722047, known as the Europa Star (the "Vessel") which is currently docked at Oyster Bay Land Co., 1711 Main Street, Fort Myers Beach, Florida 33931, together with certain equipment thereon which is owned by Seller and used on said Vessel, subject to the terms, conditions and provisions contained herein; and

         WHEREAS, the Buyer desires to purchase the Vessel and that equipment on the Vessel owned by Europa subject to the terms, conditions and provisions contained herein.

         NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, together with other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto do agree as follows:

1.       RECITALS

         The above recitals are true and correct and are incorporated herein by reference.

2.       PURCHASE AND SALE OF A SINGLE VESSEL

Seller agrees to sell, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, that Vessel commonly known as the M/V Europa Star and any equipment thereon for the consideration set forth in this Agreement.

It is understood and agreed by the parties that Seller is not selling or conveying to Buyer any other Vessel, business or assets owned or used by Seller, by its parent, Europa Cruises Corporation, or by any affiliate or subsidiary of Seller and/or its parent. It is understood and agreed by the parties that Seller is not selling or conveying to Buyer any real property pursuant to this Agreement.



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3.       ASSUMPTION OF VESSEL LIABILITIES

The Buyer will take possession of the Vessel forty-eight hours after the Vessel enters drydock (hereafter "Time of Transfer of Possession.")

Upon taking possession of the Vessel, the Buyer will assume all rights, obligations and liabilities arising out of or relating to Buyer's possession or operation of the Vessel from the Time of Transfer of Possession subject to (i) the Seller's agreement to indemnify the Buyer against obligations and liabilities incurred prior to the Time of Transfer of Possession and (ii) the Buyer's agreement to indemnify the Seller against obligations and liabilities incurred on and after the Time of Transfer of Possession.

4.       PURCHASE PRICE AND TERMS

         (a)      The total purchase price is $2,100,000.

         (b)      The purchase price will be allocated as follows:

                  (i)      M/V Europa Star                  $2,080,000

                  (ii)     Furniture, Fixtures, Equipment
                           and Inventory                    $   20,000
                                                            ----------

                           TOTAL PURCHASE PRICE:            $2,100,000

The parties agree to use the above allocation for purposes of filing their local, state and federal income tax returns.

5.       PAYMENT OF PURCHASE PRICE

The full amount of the Purchase Price shall be paid to the Seller in full in cash or good certified checks in the amount of Two Million, One Hundred Thousand Dollars ($2,100,000) as follows:

         1)  On or before August 4, 2000:                         $  300,000.00
         2)  60 calendar days after the Vessel enters drydock:       300,000.00
         3)  90 calendar days after the Vessel enters drydock:       300,000.00
         4)  120 calendar days after the Vessel enters drydock:      300,000.00
         5)  150 calendar days after the Vessel enters drydock:      300,000.00
         6)  180 calendar days after the Vessel enters drydock:      300,000.00
         7)  210 calendar days after the Vessel enters drydock:      300,000.00
             Total:                                               $2,100,000.00

OPTION TO TERMINATE THIS AGREEMENT

International Ship Repair & Marine Services, Inc. (hereafter "International") has provided both parties to this Agreement with a Drydocking and Repair estimate dated July 14, 2000. The estimate provided totaled approximately $655,000. The parties to this Agreement understand that this is International's "estimate of costs for repairs to bring the Europa Star into compliance with United States Coast Guard requirements, ready for operation as a vessel carrying passengers



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for hire." The parties to this Agreement agree that International has explained to both parties that it cannot estimate the full amount required for any steelwork absent an out-of-water inspection of the hull of the ship which must be conducted in drydock.

The Purchaser desires to protect itself from a large increase in the estimated cost of any additional steelwork that might be required following an inspection of the hull in drydock. Therefore, the Purchaser shall have the option of terminating this Agreement to purchase the Vessel and equipment thereon if and only if the total estimated cost of drydocking the Vessel following an out-of-water inspection of the hull of the ship by Atlantic Drydock Corporation, exceeds $750,000. The Purchaser agrees that the election to terminate this Agreement based on an estimate exceeding $750,000 must be made no later than September 1, 2000.

In the event the Purchaser elects to terminate this Agreement for the foregoing reason, all funds which the Purchaser paid for drydocking the Star and all funds which the Purchaser paid to Seller for the purchase of the Star will be applied to the purchase price due for the Europa Sky.

6.       OFFSETS

The parties agree that they are entitled to no offsets, credits or refunds arising out of any prior transaction between the parties.

7.       DATE VESSEL "ENTERS DRYDOCK"

The date on which the Vessel "enters drydock" will be that calendar date on which the Vessel enters a drydock facility, but in no event shall said date be later than August 15, 2000. The Buyer agrees to take the Vessel to drydock on or before August 15, 2000.

8.       LETTER OF CREDIT

The Buyer will provide the Seller, prior to taking possession of the Vessel, with an irrevocable Letter of Credit on terms acceptable to the Seller in the amount of $2,100,000, to secure payment of the full amount due for the purchase of the Vessel and to secure payment of all drydock-related costs. The Letter of Credit will be returned to the issuer of the Letter of Credit upon payment of the full $2,100,000 due to Seller and upon payment in full of all costs and expenses related to drydock of the Vessel.

9.       DEFAULT

In the event a payment to be made herein to Seller is not received when due, the Purchaser shall be deemed to be in default. In the event the default is not cured within ten calendar days after the Seller delivers written notice of Default to Purchaser, the Seller will, without further notice, present the Letter of Credit for payment. In the event the Seller realizes any problem collecting the amount due under the Letter of Credit or the default has not been cured, Europa shall be entitled to take possession of the Vessel, but Europa shall be entitled to all sums due pursuant to this Agreement, pursuant to the Letter of Credit, and attorneys fees and costs incident to collection of any sums payable under this Agreement or Letter of Credit.

In the event a payment to be made for drydock related costs or expenses is not made when due, the Purchaser shall be deemed to be in default. In the event the default is not cured within ten



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calendar days after the Seller delivers written notice of Default to Purchaser, the Seller will, without further notice, present the Letter of Credit for payment. In the event the Seller realizes any problem collecting the amount due under the Letter of Credit or the default has not been cured, Europa shall be entitled to take possession of the Vessel, but Europa shall be entitled to all sums due pursuant to this Agreement, pursuant to the Letter of Credit, and attorneys fees and costs incident to collection of any sums payable under this Agreement or Letter of Credit.

10.      INSPECTION

The parties agree that the Buyer and/or its representatives, technicians or experts shall have complete access to the Vessel for the purpose of informing themselves of the condition of the Vessel at any time or times prior to taking possession of the Vessel.

11.      DRYDOCK

The Purchaser understands that the Vessel's certifications have expired and have not been renewed. The Purchaser understands that the Vessel must be drydocked and that substantial steel replacement, hull and other work will be required in drydock. However, the Seller makes no warranties, express or implied, as to the costs relating to drydocking of the Vessel. The Purchaser agrees to take the Vessel to a drydock of its choice on or before August 15, 2000. The Purchaser agrees to pay for all costs and expenses relating to the repair and drydock of the Vessel. The Parties agree that the Purchaser shall pay the cost of transporting the Vessel to and from drydock regardless of whether the Purchaser elects to terminate this Agreement.

12.      CLOSING

The Closing of this transaction shall occur 210 days from the date on which the Vessel enters drydock unless otherwise agreed by the parties in writing. Closing shall take place in Myrtle Beach, South Carolina, or in international waters or at such other location as is agreed to by the parties in writing. In the event that Buyer fails for any reason to close on the Closing Date, Seller shall be deemed to have elected to terminate this Agreement and shall be entitled to sell the Vessel to any other Buyer without further obligation or notice to the Buyer. In the event that Buyer fails for any reason (other than having exercised its option to terminate this Agreement under Paragraph 5 by September 1, 2000), to close on or before the Closing Date, any payments received will be forfeited to Seller. The Buyer shall remain liable for payments due under this Agreement, for all costs and expenses relating to drydock, and for attorneys' fees and expenses incurred in collecting same.

TITLE TO VESSEL NOT TO BE CONVEYED UNTIL CLOSING

It is understood that title to the Vessel and equipment thereon will not be conveyed until Closing. It is understood that the Seller shall NOT convey title to the Vessel or equipment being sold to Buyer until the Purchase Price has been paid in full and all drydock costs and expenses have been paid in full. The parties understand that certain entities have liens on the Vessel and must release said liens prior to transfer of title. These include: First Union National Bank of



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Florida and the Florida Department of Revenue. The foregoing have agreed to release their liens upon payment of certain sums to them which the Seller agrees to pay. Seller shall, at Seller's expense, convey title to the Vessel at Closing or as soon as is possible after the Purchase Price has been paid in full and all drydock costs and expenses have been paid in full.

13.      POST-CLOSING OBLIGATIONS

         (a)      TRANSFER OF LICENSES.

         Seller shall cooperate with Buyer and take all reasonable steps necessary for the transfer to Buyer of any and all transferable licenses and permits necessary for the ownership and operation of the Vessel.

         (b)      BUYER TO PAY TAXES ON PURCHASE PRICE.

         The purchase price of the Vessel and the Acquired Assets does not include any sales or use tax. Buyer acknowledges that payment of these taxes is Buyer's obligation and that all required tax returns will be filed and all taxes due will be remitted to the appropriate tax authority when due. Buyer will indemnify and hold Seller harmless from any liability for sales or use tax arising out of this purchase and sale transaction and for any and all expenses incurred by Seller, including attorneys' fees, should Buyer fail to pay taxes when due.

         (c)      SELLER TO PAY BROKER'S COMMISSIONS.

         The Seller warrants to Buyer that Seller has not engaged or retained the services of a broker regarding this Agreement except as follows and that in the event a broker shall claim a commission due with regard to this Agreement on account of the Seller, Seller shall protect, save harmless and indemnify Buyer from and against any claim brought by said broker, whether founded or unfounded:

         The Seller has agreed to pay a commission equal to three percent of the Purchase Price (3% of $2,100,000) or a total commission in the amount of Sixty-Three Thousand Dollars ($63,000) upon receipt of each payment towards the purchase price to:

         Coastal Passenger Vessels, LTD., LLP
         9363 Shady Lane Circle
         Houston, Texas 77063

         The Buyer warrants to Seller that Buyer has not engaged or retained the services of a broker regarding this Agreement and that in the event a broker shall claim a commission due with regard to this Agreement on account of the Buyer, Buyer shall protect, save harmless and indemnify Seller from and against any claim brought by said broker, whether founded or unfounded.



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         (d)      DOCUMENTS.

         Seller and Buyer agree to execute all documents as may reasonably be required to transfer the Vessel and equipment owned by Europa thereon in accordance with the provisions hereof including, without limitation, a Bill of Sale for the Vessel in the form of Exhibit A attached hereto and any other documents and instruments as may be necessary or appropriate for the consummation of the transaction contemplated herein.

14.      SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

The Seller represents, warrants and covenants to the Buyer the following:

         (a) Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. This Agreement and the transactions contemplated hereunder have been duly authorized by the Board of Directors of the sole shareholder (Europa Cruises Corporation) of the Seller, Europa Cruises of Florida 1, Inc., and constitute the valid and binding obligation of the Seller.

         (b) Sole Ownership. Seller is the sole owner of the Vessel and has the full right and power to sell and transfer it.

         (c) Liens on Vessel. The Vessel will be transferred free from any security interest, lien or encumbrance.

         (d) No Suits, Judgments, Etc. Seller has no knowledge of any unsatisfied judgments against the Vessel nor does Seller have any knowledge of any suits pending against the Vessel.

15.      BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

Buyer represents and warrants to the Seller that:

         (a) Authority. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina. This Agreement and the transactions contemplated hereunder have been duly authorized by all necessary action of the Purchaser, and constitute the valid and binding obligation of the Purchaser.

         (b) No Reliance. Seller has not made any representations as to the condition of the Vessel or as to the past or present earnings or the prospects of future earnings of the Vessel and Buyer has not relied upon any such representations by Seller or others.

         (c) Adequate Opportunity for Inspection. Prior to signing this agreement, Buyer has been afforded adequate opportunity to inspect the Vessel and all equipment, fixtures, and inventory conveyed thereon and has had the opportunity to ascertain to its satisfaction the physical condition of the Vessel and equipment thereon.



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16.      RISK OF LOSS

Any risk of loss or destruction shall pass to Buyer forty-eight hours after the Vessel enters a drydock facility. Buyer will take possession of the Vessel at the drydock facility.

17.      CROSS INDEMNIFICATION

         (a) Seller's Indemnification. Seller agrees to indemnify Buyer, its shareholders, officers and directors and their respective successors, heirs and assigns, and hold Buyer and them harmless from and against claims of any nature relating to Seller's operation of the Vessel prior to the Time of Transfer of Possession.

         (b) Buyer's Indemnification. Buyer agrees to indemnify Seller, its shareholders, officers and directors and their respective successors, heirs and assigns, and hold Seller and them harmless from and against claims of any nature relating to the Vessel and/or operation of the Vessel on and after the Time of Transfer of Possession.

18.      ASSIGNMENT

The Buyer shall have no right to assign this Agreement until the full Purchase Price has been paid, including any amount due for drydock, without the express, written consent of the Seller. The Buyer may assign this Agreement provided the irrevocable Letter of Intent remains in place to secure the payment of the Purchase Price and the cost of vessel repairs and drydock expenses and provided the assignment is made to a person, partnership or entity controlled by or under common control of Stardancer Casino, Inc. or a subsidiary, parent or affiliate thereof. The Buyer may also assign this Agreement provided the irrevocable Letter of Intent remains in place to any other Purchaser approved by Seller.

It is understood that the Seller will have the absolute right to assign this Agreement.

19.      WAIVER

No waiver of any breach or default under this Agreement by any party shall be considered to be a waiver of any other breach or default under this Agreement.

20.      OWNERSHIP

The parties agree that, while the Seller shall retain title to the Vessel as security until the full Purchase Price has been paid, that the Buyer shall be deemed the Owner of the Vessel and equipment thereon for all purposes after the Time of Transfer of Possession.

21.      TAXES

Although the Seller will retain title to the Vessel until payment of the full Purchase Price, the Purchaser shall be deemed the Owner of the Vessel for all purposes and shall pay all taxes and assessments of any nature that may be assessed against the title holder or owner of the Vessel or the Vessel in connection with the use of the Vessel including, but not limited to, admissions



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taxes, sales, taxes, special county taxes, use taxes, federal excise taxes, registration fees, personal property taxes, liquor taxes, penalties and interest thereon, and any attorneys fees incurred in connection with the collection thereof and shall indemnify Europa against any claims, liens and collection efforts in connection therewith.

22.      INSURANCE

The parties agree that Europa currently carries insurance on the Vessel. It is agreed that the Purchaser will maintain, at a minimum, the same insurance coverage now being carried on the Vessel. The Purchaser will pay all insurance premiums on the Vessel beginning with that date on which the Buyer takes possession of the Vessel. The Purchaser shall name Europa Cruises of Florida 1, Inc. and Europa Cruises Corporation as insureds under all policies of insurance and shall furnish proof of all insurance to be carried on the Vessel until the Purchase Price and any amount due for drydock has been paid in full.

23.      MISCELLANEOUS

         (a) Time is of the Essence. Time is of the essence of this agreement.

         (b) Condition of the Vessel. The Buyer acknowledges that Seller has made no representations or claims as to the condition of the Vessel or equipment or acquired assets which are the subject of this agreement.

SELLER SPECIFICALLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, AND ANY WARRANTIES AS TO THE PHYSICAL OR MECHANICAL CONDITION OF THE VESSEL. BUYER ACKNOWLEDGES THAT BUYER IS PURCHASING THE VESSEL "AS IS" "WHERE IS" "TOGETHER WITH ALL FAULTS." ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED. IT IS EXPRESSLY UNDERSTOOD THAT THE VESSEL IS SOLD "AS IS," "WHERE IS" "TOGETHER WITH ALL FAULTS."

         (c) Expenses of Sale. Each party shall be responsible for its own closing costs. Seller's expenses shall include preparation of the bills of sale, preparation of Seller's instruments for the transfer of the Vessel and attorney's fees. Buyer's expenses shall include all financing and closing costs, all costs of registering the Bill of Sale with the United States Coast Guard, preparation of any notes and liens hereunder, preparation of Buyer's instruments for the transfer of the Vessel and Buyer's attorney's fees.

         (d) Default. If either the Buyer or Seller refuses to complete the transaction at the time and place set for Closing, the aggrieved party shall be entitled to all remedies provided under this Agreement and to seek all relief available to it in law or equity or both.

         (e) Notice. Any and all notices required or contemplated hereunder shall be provided by delivery via Federal Express and via facsimile to the following:



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         AS TO SELLER:

         Europa Cruises of Florida 1, Inc.
         Deborah A. Vitale, President
         1013 Princess Street
         Alexandria, Virginia 22314
         Tel: 703-683-6800
         Fax: 703-683-6816

         AND to:

         Deborah A. Vitale, President
         Europa Cruises of Florida 1, Inc.
         150-153rd Avenue
         Suite 200
         Madeira Beach, Florida 33708
         Tel: 727-393-2885
         Fax: 727-319-9125

         AS TO BUYER:

         Sam Gray, President
         Stardancer Casino, Inc.
         1180 Highway 17
         Little River, South Carolina 29566
         Tel: 843-280-7731
         Facsimile: 843-281-9741


         (f) Governing Law. This Agreement shall be governed by the laws of the State of Florida and shall be enforced only in a court of competent jurisdiction in Pinellas County, Florida.

         (g) Severance. The invalidity or unenforceability of any portion of this Agreement shall in nowise affect the remaining provisions and portions hereof.

         (h) Binding Effect. This agreement shall bind the successors, heirs and assigns of the parties hereto.

         (i) Captions. The paragraph captions used throughout this agreement are for the purpose of reference only and are not to be considered in the construction of this agreement or in the interpretation of the rights or obligations of the parties hereto.

         (j) Entire Agreement. This Agreement supersedes all prior agreements and oral discussions and constitutes the entire agreement between the parties as to the matters contained herein and the agreement shall not be modified in any respect except by an amendment in writing signed by all parties hereto.



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         (k)      Representation as to Authority to Act. The undersigned
represent and warrant that they are duly empowered and authorized to execute this Agreement on behalf of their respective principals.

         IN WITNESS WHEREOF the parties have caused this instrument to be in international waters at 78.30 degrees longitude and 36.47 degrees latitude.


SELLER:

EUROPA CRUISES OF FLORIDA 1, INC.

By: /s/ Deborah Vitale
   ----------------------------------
        Deborah Vitale, President

Date:   August 2, 2000
     --------------------------------





BUYER:

STARDANCER CASINO, INC.

By: /s/ Sam Gray
   ----------------------------------
        Sam Gray, President

Date:   August 2, 2000
     --------------------------------



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